                                                                     Exhibit 4.3
                            STOCK PURCHASE AGREEMENT
                            ------------------------


     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 28 day of April, 1992 by and between Home Shopping Network, Inc., a Delaware corporation ("HSN"), and The National Registry Inc., a Delaware corporation ("NRI").

     THE PARTIES HEREBY AGREE AS FOLLOWS:

1.   Purchase and Sale of Series A Preferred Stock; Related Transactions.
     -------------------------------------------------------------------

     1.1 Purchase and Sale of Series A Preferred Stock. Subject to the terms and conditions of this Agreement, HSN agrees to purchase and NRI agrees to issue and sell to HSN 100,000 shares of Series A Preferred Stock, $.01 par value per share, of NRI (the "Series A Preferred Stock").

     1.2 Terms of Series A Preferred Stock. Pursuant to Article Fourth of its Amended Certificate of Incorporation, the NRI Board of Directors shall adopt on or before the Closing (as defined below) resolutions adopting the designation of preferences in the form attached hereto as Schedule 1.2 (the "Board Resolutions") setting forth the rights, privileges and preferences governing the Series A Preferred Stock and shall cause NRI to file on or prior to the Closing a certificate of designations with the Secretary of State of the State of Delaware setting forth a copy of such resolutions. As described in the Board Resolutions, each share of Series A Preferred Stock shall be convertible into sixty shares of common stock, $.01 par value per share, of NRI (such underlying shares referred to herein as the "Common Stock") and shall have a liquidation preference of $100.00 per share.

     1.3 The Closing. The purchase and sale of the Series A Preferred Stock shall take place at the offices of HSN in St. Petersburg, Florida at such time as HSN and NRI shall mutually agree (which place and time are designated as the "Closing"). At the Closing, NRI shall deliver to HSN a certificate representing the Series A Preferred Stock against payment of the Purchase Price (as defined below).

     1.4 Purchase Price. As consideration for the issuance and sale of the Series A Preferred Stock, HSN shall pay to NRI the sum of $5.0 million (the "Cash Purchase Price") to be paid to NRI at the Closing in immediately available funds. HSN also shall provide to NRI the Services (as hereinafter defined) valued at $5.0 million, as set forth in Section 1.5 hereof. Notwithstanding anything to the contrary herein, and irrespective of whether HSN provides any Services to NRI, the Series A Preferred Stock (including the Common Stock issuable upon conversion thereof), upon payment of the Cash Purchase Price to NRI, shall be fully paid and nonassessable.

     1.5 HSN Services. From and after the Closing and in addition to the payment of the Cash Purchase Price, HSN shall provide NRI with certain services valued at $5.0 million which shall consist generally of providing certain equipment to NRI; undertaking certain services for NRI; providing advertising and creative services to NRI; renting space to NRI; providing product development services to NRI; and providing labor to NRI (the "Services"). Among the specific Services to be provided by HSN are the development and production of an infomercial regarding NRI's "InTouch" product and the lease of certain office space to NRI. The Services to be provided by HSN shall be selected by NRI in its sole discretion from time to time following the Closing and shall be utilized solely in connection with NRI's automated fingerprint identification system and all applications thereof. The value allocated to each of the Services to be made available by HSN shall be mutually agreed upon by NRI and HSN pursuant to an agreement to be entered into by such parties promptly after the date hereof and the value of certain of the Services shall be based substantially upon the preliminary price list tentatively agreed to for certain of such Services set forth in Schedule 1.5 attached hereto, as such price list may be amended, revised, or superseded after the date hereof pursuant to certain agreements to be entered into between the parties hereto; provided, however, that NRI's failure to utilize all or any portion of the Services shall not constitute a failure of consideration for the purchase of the Series A Preferred Stock and under no circumstances shall NRI be entitled to a reimbursement in cash for the value of the Services not utilized by NRI.

     1.6 Termination of Services HSN's obligation to provide Services shall terminate either (i) in the event that J. Anthony Forstmann and members of his family (including all lineal descendants and their spouses) in the aggregate cease to control, directly or indirectly, more than 20% of the total voting power entitled to vote in the election of directors of NRI or (ii) upon NRI's utilization of an aggregate of $5.0 million worth of Services. HSN's obligation to provide the Services shall be subject to such additional terms and conditions as may be agreed to by the parties from time to time and reflected in written agreements which shall be appended hereto and incorporated herein by reference.

     1.7 Additional HSN Efforts. HSN agrees to (i) consider the purchase and sale of "InTouch" and "MOMMY and ME" products developed by NRI on Home Shopping Channel and (ii) to use its best efforts to enable NRI to sell "InTouch" products to the State of Florida and such other test sites as the parties may agree upon.

     1.8 NRI Board Representation. As soon as possible after the Closing and in any event no later than its annual meeting of stockholders, NRI shall use its best efforts to cause the following individuals to be elected to NRI's Board of
Directors: Roy M. Speer, Chairman and Chief Executive Officer of HSN; Les R. Wandler, Executive Vice President and Chief Financial Officer of HSN; and Jerry Troupe, Chairman of Precision Systems, Inc. NRI shall use its best efforts to ensure that these three persons or three other persons designated by HSN shall remain Directors of NRI at least so long as HSN's ownership of NRI's common stock (including the Common Stock) equals or exceeds 10% of NRI's total common stock (assuming the conversion of all of the Series A Preferred Stock into Common Stock).

     1.9 Irrevocable Proxy. The Series A Preferred Stock and, when issued, the Common Stock, and any other voting securities of NRI acquired by HSN shall be subject to an irrevocable proxy in favor of J. Anthony Forstmann, the terms of which are set forth in Schedule 1.9 to this Agreement. Pursuant to Delaware state law, such irrevocable proxy shall be deemed to be coupled with an interest sufficient in law to support an irrevocable power and shall be limited to a term of ten years.

2.   Representations and Warranties of NRI.
     -------------------------------------

     NRI hereby represents and warrants to HSN as follows:

     2.1 Organization; Good Standing; Qualification. NRI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted, to execute and deliver this Agreement, to issue and sell the Series A Preferred Stock and, upon the conversion of the Series A Preferred Stock, to issue the Common Stock, and to carry out the provisions of this Agreement.

     2.2 Authorization. All corporate action on the part of NRI, its officers, directors, and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of NRI hereunder at the Closing, and the authorization, issuance (or reservation for issuance, as applicable), sale, and delivery of the Series A Preferred Stock being sold hereunder and the Common Stock to be issued upon the conversion of the Series A Preferred Stock has been taken or will be taken prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of NRI, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (c) to the extent any indemnification provision contained in this Agreement may be limited by applicable federal or state laws.

     2.3 Valid Issuance of Preferred and Common Stock. The Series A Preferred Stock being purchased by HSN hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the Cash Purchase Price, will be duly and validly issued, fully paid, non-assessable, not subject to any preemptive rights, and free and clear of all liens, claims and encumbrances. The Common Stock has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Board Resolutions, upon conversion of the Series A Preferred Stock, will be duly and validly issued, fully paid, non-assessable, not subject to any preemptive rights (other than pursuant to Section 5 hereof), and free and clear of all liens, claims and encumbrances.

     2.4 Governmental Consents. To the best of NRI's knowledge, no consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority is required on the part of NRI in connection with NRI's valid execution, delivery, or performance of this Agreement, the offer, sale or issuance of the Series A Preferred Stock by NRI, or the issuance of the Common Stock upon conversion of the Series A Preferred Stock, except for filings that shall be made at or prior to Closing.

     2.5 Capitalization and Voting Rights. The authorized capital stock of NRI consists, or will consist on or prior to the Closing, of:

          (a) Preferred Stock. 1,000,000 shares of preferred stock, $.01 par value per share, 100,000 shares of which have been designated Series A Preferred Stock, and all of which such shares of Series A Preferred Stock shall be sold to HSN pursuant to this Agreement. The rights, privileges and preferences of the Series A Preferred Stock will be as set forth in the Board Resolutions.

          (b) Common Stock. 25,000,000 shares of common stock, $.01 par value per share, of which 15,150,000 shares are issued and outstanding (after taking into account 150,000 shares of common stock of NRI to be issued to Cogent Systems, Inc. in connection with the execution by it and NRI of a license agreement). In addition, NRI has granted options to acquire up to 300,000 shares of common stock of NRI at nominal exercise prices to certain employees of NRI pursuant to a stock option plan whereby NRI intends to reserve for issuance up to 1,500,000 shares of common stock of NRI (the "Employee Options"), and has issued to Cogent Systems, Inc. a warrant to purchase 150,000 shares of common stock of NRI at a nominal exercise price (the "Cogent Warrant").

          (c) The individual stockholders who directly own of record more than one percent of the outstanding shares of common stock of NRI and the number of shares directly owned of record by each such stockholder are as specified in Schedule 2.5(c) hereto.

     2.6 Subsidiaries. Other than with respect to shares of Hunter Industrial Facilities, Inc. ("HIFI") which have been pledged to NRI, as described in NRI's Form 10-K, NRI does not own or control, directly or indirectly, any interest in any other corporation, association, or other business entity.

     2.7 Contracts and Other Commitments. Except as set forth in Schedule 2.13 to this Agreement, NRI does not have any contract, agreement, lease or commitment other than (a) contracts for the purchase of supplies and services that were entered into in the ordinary course of business and that do not involve more than $50,000, and do not extend for more than one (1) year beyond the date hereof, (b) sales contracts entered into in the ordinary course of business, and (c) contracts terminable at will by NRI on no more than thirty
(30) days' notice without cost or liability by NRI and that do not involve any employment or consulting arrangement and are not material to the conduct of NRI's business. For the purpose of this paragraph, employment and consulting contracts, license agreements and any other agreements relating to the acquisition or disposition of NRI's technology shall not be considered to be contracts entered into in the ordinary course of business.

     2.8 Related-Party Transactions. Except for a promissory note in the initial principal amount of $4,000,000 due December 31, 1993 delivered to NRI by J. Anthony Forstmann as of December 31, 1991, no employee, officer, subcontractor, consultant, or director of NRI or member of his or her immediate family is indebted to NRI, nor is NRI indebted (or committed to make loans or extend or guarantee credit) to any such person, other than amounts owed to certain subcontractors, consultants and officers of NRI for accrued payments due and out-of-pocket expenses and advances. To the best of NRI's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which NRI is affiliated or with which NRI has a business relationship (other than HSN and HIFI), or any firm or corporation that competes with NRI, except that employees, officers, subcontractors, consultants, or directors of NRI and members of their immediate families own stock in publicly traded companies that may compete with NRI. To the best of NRI's knowledge, no officer or director or any member of their immediate families is, directly or indirectly, interested in any material contract with NRI.

     2.9 Registration Rights. Except for registration rights granted in connection with the Employee Options, the Cogent Warrant and as provided in
Section 4 of this Agreement, NRI is not obligated to register under the Securities Act of 1933, as amended (the "Securities Act"), any of its presently outstanding securities or any of its securities that may subsequently be issued.

     2.10 Permits. To the best of its knowledge, NRI has all franchises, permits, licenses, and any similar authority from governmental entities or regulatory agencies necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of NRI, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. To the best of its knowledge, NRI is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

     2.11 Compliance With Other Instruments. NRI is not in violation or default of any provision of its Amended Certificate of Incorporation, Bylaws, or any mortgage, indenture, agreement, instrument, or contract to which it is a party or by which it is bound or, to the best of its knowledge, of any federal or state judgment, order, writ, decree, statute, rule or regulation applicable to NRI. The execution, delivery, and performance by NRI of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in material conflict with or constitute, with or without the passage of time or giving of notice, either a material default under any such provision or an event that results in the creation of any material lien, charge, or encumbrance upon any assets of NRI or the suspension, revocation, impairment, forfeiture, or non-renewal of any material permit, license, authorization, or approval applicable to NRI, its business or operations, or any of its assets or properties.

     2.12 Litigation. There is no action, suit, proceeding, investigation, arbitration, claim or counterclaim pending against or currently threatened or affecting NRI in any court or before any arbitration panel or before or by any federal, state or other governmental department or agency. Except as set forth in Schedule 2.12, NRI has no knowledge of any facts which might reasonably be believed to be a basis for any such action, suit, proceeding, investigation, arbitration, claim, or counterclaim. Neither NRI nor its properties is subject to or directly affected by any order, judgment, decree or ruling in the nature of an injunctive or consent order or order for specific performance of any court or governmental agency, other than those affecting the public generally. There are no existing material violations of federal, state or local laws, ordinances, rules, regulations or orders by NRI or materially affecting the business or property of NRI or the possession, use, occupancy or operation of NRI's facilities. There is no action, suit, or proceeding by NRI currently pending or that NRI currently intends to initiate.

     2.13 Disclosure. NRI has provided HSN with the documents listed in Schedule
2.13 hereto. No such document contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

     2.14 License Agreement. Upon the execution of this Agreement and the payment of the Cash Purchase Price in accordance with the terms hereof, the License Agreement dated as of April 1, 1992 between NRI and Cogent Systems, Inc. will be a valid, binding and enforceable obligation of NRI and, to the best of NRI's knowledge, Cogent Systems, Inc. and the fingerprint identification technology licensed to NRI pursuant to such License Agreement provides NRI with all of the fingerprint identification technology intellectual property rights necessary to make, use and sell the "MOMMY and ME" product and the "InTouch" product as currently developed in the United States and abroad and to develop, make and sell other fingerprint-based personal identity verification systems, and fingerprint encoding and database systems.

     2.15 Offering. Subject in part to the truth and accuracy of HSN's representations and warranties set forth in this Agreement, the offer, sale and issuance of the Series A Preferred Stock as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and neither NRI nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

     2.16 Title to Property and Assets; Leases. NRI owns its property and assets free and clear of all mortgages, liens, claims, and encumbrances other than liens arising by operation of law which do not affect NRI's use of such property and assets. With respect to the property and assets it leases, NRI is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims, or encumbrances.

     2.17 Financial Statements. NRI has delivered to HSN its audited financial statements (balance sheet, statement of operations, statement of stockholders' equity, and statement of cash flows) at December 31, 1991 for the fiscal period then ended (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period indicated. The Financial Statements fairly present the financial condition and operating results of NRI as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements or in any document listed in Schedule 2.13, NRI has no material liabilities, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to December 31, 1991 (including accrued payments due subcontractors and consultants and ordinary operating expenses) and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate (excluding accrued payments due subcontractors and consultants and ordinary operating expenses), are not material to the financial condition or operating results of NRI. Except as disclosed in the Financial Statements, NRI is not a guarantor or indemnitor of any indebtedness of any other person, firm, or corporation. NRI maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

     2.18 Changes. To the best of NRI's knowledge, since December 31, 1991, there has not been any event or condition of any type that has materially and adversely affected the business, properties, prospects, or financial condition of NRI, other than operating losses that NRI has incurred in the ordinary course of business.

     2.19 Taxes. NRI has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. NRI has paid all material taxes and other assessments due, except those contested by NRI in good faith. The provision for taxes of NRI as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. NRI has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of NRI's federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by a governmental authority. Since the date of the Financial Statements, NRI has made adequate provisions on its books of account for all material taxes, assessments, and governmental charges with respect to its business, properties, and operations for such periods.

3.   Representations and Warranties of HSN.
     -------------------------------------

     HSN hereby represents and warrants to NRI as follows:

     3.1 Authorization. HSN is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. HSN has full power and authority to enter into this Agreement and this Agreement constitutes a valid and legally binding obligation of HSN.

     3.2 Due Diligence. HSN has received from NRI all documents listed in
Schedule 2.13 hereto. HSN represents that NRI has afforded it the opportunity to examine documents, ask questions and obtain all information concerning the financial condition, business, assets, prospects and liabilities of NRI that HSN has requested from NRI and that HSN has deemed necessary in its conduct of its due diligence of NRI.

     3.3 Investment Experience. HSN has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Series A Preferred Stock and, upon conversion thereof, the Common Stock (together, the "Securities"). HSN has the ability to bear the economic risks of its investment and understands that an investment in the Securities is speculative and involves a high degree of risk. HSN is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act.

     3.4 Purchase Entirely for Own Account. The Securities are being acquired for investment purposes only for HSN's own account, and not with a view to the resale or distribution of any part thereof, and HSN has no present intention of selling, granting any participation in, or otherwise distributing the same.

     3.5 Restricted Securities. HSN is aware of and understands the following:

          (a) That no federal or state agency has made a finding or determination as to the advisability or fairness of an investment in the Securities or any recommendation or endorsement of the Securities;

          (b) That the Securities have not been registered for sale under the Securities Act or any state blue sky law; and

          (c) That, unless and until the Securities are registered for sale under the Securities Act and any applicable state blue sky law, there will be substantial restrictions on the transferability of the Securities; there will be no public market for the Securities in the United States; and HSN will not be able to avail itself of the provisions of Rule 144 adopted by the Securities and Exchange Commission (the "SEC") under the Securities Act, unless all of the conditions of Rule 144 are met.

     3.6 Legend. HSN understands and agrees that, until registered under all applicable securities laws, all certificates evidencing any of the Securities, whether upon initial issuance or any transfer thereof, shall bear the following legend:

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO A NON-PUBLIC OFFERING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND THEREFORE CANNOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR ASSIGNED UNLESS THEY ARE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER ALL APPLICABLE STATE SECURITIES LAWS, OR UNLESS AN EXEMPTION THEREFROM IS AVAILABLE.

4.   Registration Rights.
     -------------------

     4.1 Requested Registration. After the earlier to occur of 150 days following the first public offering following the date hereof (the "First Offering") of capital stock of NRI or October 30, 1993, upon the written request of HSN that NRI effect the registration under the Securities Act of all or a portion of the Common Stock and specifying the intended method of disposition thereof, NRI shall use its best efforts to effect such registration under the Securities Act of the requested number of shares of Common Stock to the extent required to permit the disposition (in accordance with the intended methods as specified by HSN) of the Common Stock so to be registered; provided, however,
                                                           --------
that (a) NRI shall not be required to effect any such registration at any time when an exemption from registration is otherwise available to HSN affording HSN the right to dispose of the number of shares of Common Stock requested to be registered; and (b) NRI shall be required to effect no more than one registration per year during any calendar year and no more than three registrations in the aggregate (not including any registration effected pursuant to Section 4.2 hereof). If a nationally recognized investment banking firm acting as financial advisor or underwriter for NRI advises NRI that market conditions require a limitation in the number of shares of Common Stock to be registered, the number of shares of Common Stock registered pursuant to this
Section 4.1 shall be reduced accordingly, provided, however, that in the event of such a reduction, such registration shall not be counted against the number of registrations which NRI may be required to effect in the aggregate with respect to the Common Stock but will count against the number of registrations which NRI may be required to effect in the calendar year in which such request is made. Any registration requested pursuant to this Section 4.1 shall be effected by the filing of a registration statement on Form S-1, S-2 or S-3 (or any other form that includes substantially the same information as would be required to be included in a registration statement on such forms as presently constituted, other than a registration statement relating to offers to employees pursuant to plans or of securities to be issued in business combinations).

     4.2 NRI Registration. If NRI at any time proposes to register any of its securities under the Securities Act, whether or not for sale for its own account or for the account of an affiliate or other person, in a manner that would permit registration of the Common Stock for sale to the public under the Securities Act (other than a registration (i) on Form S-8 or S-4 or any successor or similar forms or (ii) relating to securities of NRI issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of NRI or in connection with an acquisition by NRI of any company involving the issuance of NRI capital stock), it will give thirty (30) days' prior written notice to HSN of its intention to do so and, upon the written request of HSN made within twenty (20) days after the receipt of any such notice (which request shall specify the number of shares of Common Stock intended to be disposed of by HSN and the intended method of disposition thereof), NRI shall use its best efforts to effect the registration under the Securities Act of the number of shares of Common Stock that NRI has been so requested to register by HSN, to the extent requisite to permit the disposition (in accordance with the intended methods as specified by HSN) of the Common Stock so to be registered; provided, however, that NRI shall not be required to effect any such
--------
registration at any time when an exemption from registration is otherwise available to HSN affording HSN the right to dispose of the number of shares of Common Stock requested to be registered; provided, further, that HSN shall not
                                         --------  -------
be entitled to register any shares of Common Stock pursuant to this Section 4.2 in connection with the First Offering. If the registration of which NRI gives HSN notice is for a registered public offering involving an underwriting, NRI shall so advise HSN and the right of HSN to registration pursuant to this
Section 4.2 shall be conditioned upon the inclusion in the underwriting of the Common Stock HSN seeks to have registered. If a nationally recognized investment banking firm acting as financial advisor or underwriter for NRI advises NRI in writing that marketing factors require a limitation on the number of shares to be underwritten, the representative may exclude the Common Stock from the registered offering or limit the number of shares of Common Stock so offered by HSN; provided, however, that the representative shall include in any such underwriting on a pro rata basis up to the limit determined by the representative the shares of HSN and all other offerors other than NRI who wish to sell their shares pursuant to such underwriting. No registration effected under this Section 4.2 shall relieve NRI of its obligation to effect registrations upon request under Section 4.1 hereof.

     4.3 Registration Procedures. If, whenever and to the extent that NRI is required to use its best efforts to effect the registration of any of the Common Stock under the Securities Act as provided in Section 4.1 or 4.2 above, NRI shall as promptly as possible:

          (a) Prepare and file with the SEC a registration statement with respect to such securities and use its best efforts to cause such registration statement to become effective;

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement, but in no event for a period of more than six months after such registration statement becomes effective;

          (c) Furnish to HSN such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits, except that NRI shall not be obligated to furnish HSN with more than two copies of such exhibits), such number of copies of the prospectus comprised in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, and such other related documents, as HSN may reasonably request in order to facilitate the disposition of the shares of Common Stock to be registered.

          (d) Use its best efforts to register or qualify the number of shares of Common Stock that NRI has been requested by HSN to register by such registration statement under such other securities or blue sky laws of such jurisdictions as HSN shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable HSN to consummate the disposition in such jurisdictions of the shares of Common Stock that NRI has been requested by HSN to register, except that NRI shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

          (e) Use its best efforts to furnish to HSN (i) an opinion of counsel for NRI addressed to HSN, dated the effective date of the registration statement and (ii) a "comfort" letter addressed to HSN signed by the independent public accountants who have certified NRI's financial statements included in the registration statement, covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and, in the case of the accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuers' counsel and in accountants' letters delivered to the underwriters in underwritten public offerings of securities; provided, however, that NRI shall not be obligated
                              --------
     to furnish such an accountants' letter except in connection with an underwritten offering;

          (f) Notify HSN, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of HSN prepare and furnish to HSN a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

          (g) Use its best efforts to list the shares of Common Stock so registered on any securities exchange on which the common stock of NRI is then listed, if such securities are not already so listed and if such listing is then permitted under the rules of such exchange.

     4.4 Registration Expenses. The registration expenses incurred in connection with any registration requested by HSN pursuant to this Section 4 shall be paid in full by NRI except that HSN shall pay its own legal expenses and all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of any shares of Common Stock beneficially owned by HSN and sold pursuant to a registration statement effected pursuant to this Section 4.

     4.5 Indemnification. HSN and NRI agree to indemnify each other in connection with any registration effected pursuant to this Section 4 (in accordance with the indemnification procedures set forth in Section 6.2 of this Agreement) as follows:

          (a) NRI will indemnify HSN, each of its officers, directors and partners, employees, subcontractors, consultants, agents, legal counsel, and accountants, each underwriter, if any, of NRI's securities covered by such a registration statement, and each person who controls HSN or such underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by NRI of the Securities Act or any rule or regulation thereunder applicable to NRI and relating to action or inaction required of NRI in connection with any such registration, qualification, or compliance, and will reimburse HSN, each of its officers, directors, partners, employees, subcontractors, consultants, agents, legal counsel, and accountants, each such underwriter, and each person who controls HSN or such underwriter, for any legal and other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, provided that NRI will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to NRI by HSN or such underwriter and stated to be specifically for use therein or any failure by HSN to deliver a final prospectus or supplement or amendment correcting earlier documents. It is agreed that the indemnity agreement contained in this Section 4.5 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of NRI (which consent has not been unreasonably withheld).

          (b) HSN will, if any Common Stock is included in the securities as to which such registration, qualification, or compliance is being effected, indemnify NRI, each of its officers, directors, partners, legal counsel, and accountants, each underwriter, if any, of NRI's securities covered by such registration statement, and each person who controls NRI or such underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse NRI, each of its officers, directors, partners, legal counsel, and accountants, each such underwriter, and each such control person, for any legal and other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to NRI by HSN; provided, however, that the obligations of HSN hereunder shall not
             --------
     apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of HSN (which consent has not been unreasonably withheld).

          (c) If the indemnification provided for in this Section 4.5 is held by a court of competent jurisdiction to be unavailable to the party seeking such indemnification (the "Indemnified Party") with respect to any loss, liability, claim, damage, or expense referred to therein, then the party which is required to provide indemnification pursuant to this Section 4.5 (the "Indemnifying Party") in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

          (d) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

     4.6 Requested Information. NRI may require HSN, in connection with any registration requested by HSN pursuant to this Section 4, to furnish NRI with such information regarding HSN and the distribution of the Common Stock requested to be registered as NRI may from time to time request in writing and as shall be required by law or by the SEC in connection therewith.

5.   Stock Purchase Right.
     --------------------

     5.1 Stock Purchase Right. NRI hereby grants to HSN for a period of five years from the date first written above a stock purchase right to purchase a pro rata share of any New Securities (as defined in Section 5.2) which NRI may sell and issue pursuant to a public offering or a private placement or any privately negotiated sale (other than a stock for stock or stock for assets exchange) or, at the option at NRI, such number of shares of common stock of NRI into which HSN's pro rata share of New Securities would be convertible, at the same aggregate purchase price HSN would have paid had it instead purchased such New Securities; provided, however, that NRI shall not have such option and HSN shall be entitled to purchase either a pro rata portion of the New Securities or such number of shares of common stock of NRI into which HSN's pro rata share of New Securities could be converted if the New Securities to be issued by NRI require NRI to pay interest or dividends to the holders of such New Securities. HSN's pro rata share, for purposes of its stock purchase right, shall be the ratio the numerator of which is (a) the number of shares of Common Stock owned by HSN immediately prior to the issuance of the New Securities, assuming full conversion of the Series A Preferred Stock, and the denominator of which is (b) the total number of shares of NRI common stock outstanding immediately prior to the issuance of the New Securities, after taking into account full conversion (whether or not converted) of the Series A Preferred Stock and all other convertible securities of NRI and the exercise of all previously issued options, warrants, and similar instruments.

     5.2 New Securities. "New Securities" shall mean any capital stock (including common stock and preferred stock) of NRI whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible, directly or indirectly, into common stock of NRI; provided, however, that the term "New
                                         --------
Securities" does not include (a) securities issued upon conversion of the Series A Preferred Stock; (b) any borrowings, direct or indirect, from financial institutions or other persons by NRI, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument, provided such borrowings do not have any equity features including warrants, options or other rights to purchase capital stock and are not convertible into capital stock of NRI; (c) securities issued to employees, consultants, officers or directors of NRI pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement approved by the NRI Board of Directors, and securities issued in connection with any stock split, stock dividend or recapitalization of NRI; (d) securities issued upon exercise of the Cogent Warrant and (e) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to (a) through (c) above.

     5.3 Notice and Exercise. In the event NRI proposes to undertake an issuance of New Securities, it shall provide HSN with thirty (30) days' prior written notice of its intention, describing the type of New Securities, their price and the general terms upon which NRI proposes to issue the New Securities. HSN shall have twenty (20) days after it receives any such notice to agree to purchase its pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to NRI and stating therein the quantity of New Securities to be purchased. In the event that HSN fails to exercise fully its stock purchase right to purchase New Securities, NRI shall not thereafter issue or sell such New Securities on terms materially different from those set forth in the notice provided to HSN pursuant to this Section 5.3 without first again offering such New Securities to HSN in accordance herewith.

6.   Indemnification.
     ---------------

     6.1 Indemnification. HSN and NRI each hereby agrees to indemnify the other and its representatives, subcontractors, consultants and agents, and to hold the other and its representatives, subcontractors, consultants and agents harmless from and against, any and all loss, damage or liability (including but not limited to attorneys' fees and costs) due to, or arising out of, any breach of any representation, warranty or covenant of HSN or NRI, as the case may be, contained in this Agreement.

     6.2 Indemnification Procedures. Each party entitled to indemnification under Section 6.1 or under Section 4.5 of this Agreement (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and (if the claim is made by a third party) shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligations to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

7.   Conditions to Closing.
     ---------------------

     7.1 Conditions to HSN's Obligation to Close. The obligation of HSN to close the stock purchase as described in Section 1.3 of this Agreement shall be subject to the fulfillment, on or before the Closing, of each of the following conditions:

          (a) The representations and warranties of NRI set forth in Section 2 of this Agreement shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing except for representations and warranties expressly limited to a specific date;

          (b) NRI shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing;

          (c) HSN shall have received from Stroock & Stroock & Lavan, counsel for NRI, an opinion, dated the date of the Closing, in form and substance satisfactory to counsel to HSN, substantially to the effect that:

               (i) NRI has been duly incorporated and organized and is a validly existing corporation in good standing under the laws of the State of Delaware and has the requisite corporate power to own its property and assets and to conduct its business as it is currently being conducted;

               (ii) This Agreement and has been duly and validly authorized, executed and delivered by NRI and constitutes a legal, valid and binding obligation of NRI, enforceable in accordance with its terms, subject to bankruptcy, insolvency, preferential transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

               (iii) The authorized capital stock of NRI consists of (A) 25,000,000 shares of common stock, $.01 par value per share, and (B) 1,000,000 shares of preferred stock, $.01 par value per share, the rights, privileges and preferences of which, in the case of the Series A Preferred Stock, are as stated in the Board Resolutions. The Series A Preferred

          Stock to be issued pursuant to the Agreement has been duly authorized and upon receipt of the Cash Purchase Price will be validly issued, fully paid and non-assessable preferred stock of NRI and free and clear of any liens, claims and encumbrances. The Common Stock issuable upon the conversion of the Series A Preferred Stock purchased under this Agreement has been duly and validly reserved for issuance and, when issued in accordance with the terms of the Board Resolutions, will be duly and validly issued, fully paid and non-assessable, not subject to any preemptive rights, and free and clear of all liens, claims and encumbrances;

               (iv) Except for (A) the conversion privileges of the Series A Preferred Stock; (B) the preemptive right provided in the Board Resolutions; (C) the stock purchase right provided in Section 5 of this Agreement; (D) the Cogent Warrant; and (E) the Employee Options, there are no preemptive rights or, to the best of counsel's knowledge, options, warrants, conversion privileges, or other rights (or agreements for any such rights) outstanding to purchase or otherwise obtain any securities of NRI;

               (v) The certificates representing the Series A Preferred Stock are in due and proper form and have been validly executed;

               (vi) The execution, delivery and performance of this Agreement by NRI on or prior to the Closing and the issuance of the Series A Preferred Stock pursuant thereto do not violate any provision of NRI's Amended Certificate of Incorporation or Bylaws, and do not constitute a material default under the provisions of any material agreement known to counsel to which NRI is a party or by which it is bound, and do not violate or contravene any order, writ, judgment, injunction, decree, determination or award which has been entered against NRI and of which counsel is aware, the violation or contravention of which would materially and adversely affect NRI, its assets, financial condition or operations;

               (vii) All consents, approvals, authorizations, or orders of, and filings, registrations, and qualifications with, any regulatory authority or governmental body in the United States required for the consummation by NRI of the transactions contemplated by this Agreement, have been made or obtained; and

               (viii) Subject in part to the truth and accuracy of HSN's representations and warranties set forth in this Agreement, the offer and sale of the Series A Preferred Stock is, and the issuance of the Common Stock upon conversion of the Series A Preferred Stock would be, exempt from the registration requirements of the Securities Act.

     7.2 Conditions to NRI's Obligation to Close. The obligation of NRI to close the stock purchase as described in Section 1.3 of this Agreement shall be subject to the fulfillment, on or before the Closing, of the following condition:

          (a) The representations and warranties of HSN set forth in Section 3 of this Agreement shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

          (b) HSN shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement, including the payment of the Cash Purchase Price, that are required to be performed or complied with by it on or before the Closing.

8.   Miscellaneous.
     -------------

     8.1 Public Announcement. Each party hereto shall consult with the other in advance of the issuance of any press release relating to the matters set forth in this Agreement.

     8.2 No Assignment or Transfer. Neither HSN nor NRI shall assign its rights or transfer its obligations under this Agreement in whole or in part without first obtaining the written consent of the other party.

     8.3 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

     8.4 Benefit. This Agreement shall be binding upon HSN, NRI, their administrators, legal representatives, successors, and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

     8.5 Specific Performance. (a) The parties to this Agreement hereby agree that an award of damages alone is inadequate to remedy a breach of the terms of this Agreement and that specific performance, injunctive relief or other equitable remedy is the only way by which the intent of this Agreement may be adequately realized upon breach by one or more of the parties hereto. Such remedy shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the parties may have.

     (b) In furtherance of and not in limitation of paragraph (a) of this
Section 8.5, should any dispute arise concerning a sale, purchase, encumbrance, pledge, transfer, hypothecation, assignment or other disposition of any of the Series A Preferred Stock or Common Stock which is alleged to contravene the provisions of this Agreement, an injunction may be issued restraining any such transaction pending the determination of such controversy.

     8.6 Waiver. Failure by either party to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

     8.7 Notice. All notices, demands, requests, offers, acceptances, deliveries or other communications required or permitted to be given or delivered under this Agreement, shall be in writing and shall be deemed delivered when served personally, via courier, via telecopy, or on the third business day after being deposited in the United States mail, certified or registered mail, postage prepaid, addressed as follows:

         If to NRI:

         The National Registry Inc.
         7 Beverly Park
         Beverly Hills, California  90210

         Attention:  Chief Financial Officer
                     and Secretary

         If to HSN:

         Home Shopping Network, Inc.
         11831 30th Court North
         St. Petersburg, Florida  33716
         Attention:  Executive Vice President and
                     Chief Financial Officer

     Each party to this Agreement may from time to time change the address to which notices are to be delivered or mailed by giving notice of such change to the other party as provided herein.

     8.8 Survival of Terms. All of the terms, conditions, warranties and representations contained in this Agreement shall survive the execution hereof.

     8.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all of the parties.

     8.10 Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision hereof.

     8.11 Headings. The headings to the sections of this Agreement are used for reference only and are not to be construed as limiting or extending the provisions hereof.

     8.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which together shall be considered an original but all of which shall constitute the Agreement by and among the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                           Home Shopping Network, Inc.

                                           11831 30th Court North
                                           St. Petersburg, Florida  33716


                                           By: /s/ Roy M. Speer
                                              ------------------
                                                   Chairman and Chief
                                                   Executive Officer


                                           The National Registry Inc.



                                           By: /s/ J. Anthony Forstmann
                                              -------------------------
                                              J. Anthony Forstmann
                                              Chairman and Chief
                                                    Executive Officer